                                                                                                      EXHIBIT 10.34

                              THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
                                    SECURITIES THAT HAVE BEEN REGISTERED UNDER
                                            THE SECURITIES ACT OF 1933

                  AMENDED AND RESTATED NAVISTAR INTERNATIONAL CORPORATION STOCK OWNERSHIP PROGRAM

                                        (Effective as of October 15, 2002)
INTRODUCTION

                   On June 16, 1997,  the Board of Directors  (the "Board") of Navistar  International  Corporation
(the  "Company")  approved the terms of the Stock  Ownership  Program,  and on April 17, 2001 and October 15, 2002,
the Board  approved  certain  amendments  thereto (as  amended,  the  "Program")  in which all  officers and senior managers  in Pay Levels  9-12 (the  "Participants")  will  participate.  The  Program  will  require  you to make a substantial investment in the common stock of the Company.  This memorandum describes the terms of the Program.

                   Senior  management and the Board believe that, in order for the Company to become the best truck and engine company in North America,  senior  management of the Company must have a significant  ownership stake in the Company.  The Program  requires you and every other  member of senior  management  to acquire such an ownership stake,  and to do so promptly.  The goal of the Program is to secure your  individual  commitment to the management team that intends to implement  the vision for the Company and our  shareholders,  by requiring  you to make an "at risk"  investment  of personal  funds as well as career  success in the  Company.  In this way,  the  Program  will reinforce the behavior of every member of senior management to act like an owner.

                   In connection with the adoption of the Program,  the Board also approved  certain changes to the executive  severance  agreements that the Company enters into with Officers and Senior  Managers.  The new terms of the severance  agreement  enhance your  protection in the event of termination of employment or a change in control of the  Company.  In this  way,  the  Company  is making a  greater  commitment  to you at the same time as you are making a greater commitment to the Company.

THE STOCK OWNERSHIP REQUIREMENT

                   Mandatory  Ownership  Requirement.  The Program imposes a mandatory  requirement  that you own a specified  amount of the Company's common stock,  $0.10 par value per share ("Stock").  Failure to continuously own the required  amounts of Stock at the times required under the Program will  constitute  grounds for termination of your employment with the Company and its subsidiaries.

                   Required Levels of Stock Ownership.  Under the Program,  you will be required to own a number of shares  calculated  by reference to your salary,  a multiplier  assigned to your pay level,  and the average of the high and low prices of Stock (rounded down to the nearest  dollar) on the date the Program became  effective,  June
16, 1997 (the "Effective  Date"),  which was $17.00 per share.  The actual number of shares you will be required to own under the Program  (the  "Ownership  Requirement")  will be  specified  in Exhibit A, which will be sent to you under separate cover.

                                                       E-10
                                                                                          EXHIBIT 10.34 (continued)

                  Your Ownership  Requirement  will not vary with changes in the market price of Stock during the life of the  Program,  subject to the Board's  right of review.  Nor will your  Ownership  Requirement  change if your salary is increased or decreased but you remain in the same Pay Level.

                  Unless  otherwise  determined by the Board, in the event you are promoted to a higher Pay Level after you become  subject to the Program,  you will become  subject to the  Ownership  Requirement  applicable to that Pay Level,  based on your  then-current  base salary.  The  additional  number of shares needed to meet your new Ownership  Requirement  will be calculated  based on the average of the high and low prices of Stock (rounded down to the  nearest  dollar)  on the date of your  promotion  (net of the  dollar  amount  associated  with your original  Ownership  Requirement  using the  average  of the high and low  prices of Stock  (rounded  down to the nearest  dollar) on the date you became subject to the Program).  For example,  assume a Participant in Pay Level
10 is  required to own 13,235  shares  based on a $150,000  salary,  a  multiplier  of 1.5 times his salary and a
$17.00 market price on the Effective  Date.  Further assume that the Participant is promoted to Pay Level 11 at a salary of $200,000 when the market price of the Stock on his date of promotion is $20. The  additional  number of shares needed to satisfy his new Ownership Requirement is 11,250, calculated as follows:

        Level 10:         150,000      Salary
                            x 1.5      Pay Level Multiplier
                          225,000      Divided by 17.00 = 13,235*   Original Ownership Requirement
                                                         ======

        Level 11:         200,000      Salary
                           x 2.25      Pay Level Multiplier
                          450,000
                         -224,995      (17.00 x 13,235)
                          225,005      Divided by 20.00 = 11,250*  Additional Ownership Requirement
                                                          ======

*Rounded down to the nearest number of whole shares.

            In the case of a person who  becomes  subject to the  Program  after the  Effective  Date  (i.e.,  is promoted  to Pay Level 9 or above or newly hired at Pay Level 9 or above),  the  Ownership  Requirement  for that person's  salary  and Pay Level will apply  based upon the  average of the high and low prices of Stock  (rounded down to the nearest dollar) on the date he or she becomes subject to the Program.

            The Board intends to review the Ownership  Requirements  every three years, but reserves the right to adjust the  Ownership  Requirements  at any time in its sole  discretion to reflect,  among other things,  market conditions and the Company's ongoing executive compensation programs.

            Time to Meet Ownership  Requirement.  The Ownership  Requirement  will be phased in, so that you will be required to own shares representing:

          (i)       one-fifth of your Ownership  Requirement  (the "Initial  Ownership  Requirement") by the 60th
                    day after the date you become subject to the Program (the "1st Tranche Deadline");

                                                      E-11
                                                                                        EXHIBIT 10.34 (continued)

         (ii)       three-fifths  of your  Ownership  Requirement  (the  "Second  Ownership  Requirement")  by 36
                    months after the date you become subject to the Program (the "2nd Tranche Deadline"); and

         (iii)      the full amount of your  Ownership  Requirement  (the "Final  Ownership  Requirement")  by 60
                    months after the date you become subject to the Program (the "Ownership Deadline").

             In the case of any promoted or newly hired member of  management,  any  additional  or new Ownership
Requirement  will be phased in so that one-fifth of such additional or new Ownership  Requirement  must be met on the 60th day  after  the  promotion  or  hiring,  three-fifths  after 36  months,  and in full  after 60  months.
Deadlines applicable to any original Ownership Requirement will not be altered.

             Restriction on Sales or  Dispositions  of Stock.  Once your  Ownership  Requirement is met, you must continue to own sufficient Stock to meet the Ownership  Requirement  until the Ownership  Requirement  lapses (as discussed  below) or the  Program is  terminated.  The  Program is  indefinite  in  duration,  although it may be terminated or modified at any time by the Board.

             Under the  Program,  you may not sell or dispose of any shares of Stock that you own (as  determined under the Program) at any time that you have not met the full  Ownership  Requirement,  or to the extent the sale or  disposition  would cause your  ownership  to fall below your  Ownership  Requirement.  This means  that,  for example,  even if you own shares in excess of one-fifth  of your  Ownership  Requirement  between the 1st Tranche
Deadline and the 2nd Tranche  Deadline,  you could not sell such excess  shares.  You can only sell shares if you have met your full Ownership Requirement.

             As stated above, the sale or disposition of shares in violation of the Program's  requirements  will constitute  grounds for  termination  of  employment.  The  Program  does not impose a legal  restriction  on the transferability  of the shares (other than Deferred Shares and Premium Shares,  discussed below), but imposes the potential  penalty of termination  (and forfeiture of Deferred Shares and Premium  Shares,  as discussed  below).
Thus,  it is up to you to ensure that shares  subject to the Program are not sold.  The Program does not prohibit a pledge of shares as  security  for a loan,  but if the shares are  disposed  of as a result of such pledge (for example,  due to a default by you on such loan),  such  disposition  will  constitute  grounds for termination of employment  under the Program.  Short  positions and "put  equivalent"  derivative  securities  positions will be deemed dispositions for purposes of the Program.

             If you are an officer of the Company  subject to the reporting  and  short-swing  profits  liability provisions  of Section 16 of the  Securities  Exchange Act of 1934,  any purchases you make in the open market in order to meet your Ownership  Requirement  will be non-exempt  transactions,  which could  potentially be matched with any sale  within  less than six  months  before  the  purchase  or six months  after the  purchase  to yield short-swing profits liability.

                                                      E-12
                                                                                        EXHIBIT 10.34 (continued)

             All  purchases  and sales of Stock in the market are subject to federal  and state laws  prohibiting
transactions  while  in  possession  of  certain  material  non-public  information,   and  to  Company  Policies
prohibiting  trading on the basis of material  non-public  information.  Under the  Company's  policies,  you are required to pre-clear any  transaction  with the Company's  General  Counsel or Corporate  Secretary.  All shares purchased or sold must be reported to the Office of the Secretary on Exhibit B.

             Shares  Deemed Owned Under the Program.  Shares of Stock that count  toward  meeting your  Ownership
Requirement  are shares in which you have an exclusive  pecuniary  interest,  and shares in which you and members of your  immediate  family have an exclusive  pecuniary  interest if such  members have  consented to such shares being  deemed  owned by you for purposes of the Program.  This would  include  shares of Stock owned  directly by you,  either in record name or in a brokerage  account,  shares owned by you as a  participant  in the  Company's
401(k)  Retirement  Savings Plan,  shares  acquired under the share purchase  features of the Program,  including units  representing  Deferred Shares and Premium Shares acquired under the Program  (discussed below), and shares or share  units  under any other  plan or  program  of the  Company  or any  subsidiary  if and to the  extent so designated by the  administrator of the Program.  In addition,  shares of restricted Stock held under any Company plan under which the vesting  conditions are not dependent upon the achievement of a performance  goal will count toward meeting your Ownership  Requirements;  provided,  however,  that in the event you have irrevocably elected stock  withholding in connection  with an award of such  restricted  Stock,  the number of such shares that count toward  meeting your  Ownership  Requirements  will be reduced to the net number of such shares  remaining  after applying a 44.5% rate of withholding (rounded down to the  nearest whole share).

             On the other hand,  shares of restricted  Stock held under any Company plan that may or may not vest depending  on the  achievement  of a  performance  goal will not be deemed to be owned by you until  such time as such shares have become  vested,  and shares  which may be acquired  upon  exercise of an option  (whether or not then  exercisable)  will not be deemed  owned by you until such option is duly  exercised.  In this  regard,  the surrender or  withholding  of shares of Stock to pay the  exercise  price or tax  withholding  with respect to an option or vesting of  restricted  Stock will not be deemed a sale or  disposition  of such shares for purposes of the  Program.  Shares in which any other  person  (other  than an  immediate  family  member if such  member  has consented  as  aforesaid)  has a  pecuniary  interest  will not be deemed to be owned by you for  purposes of the
Program, and will not be subject to restrictions on sale or disposition.

             Lapse of Ownership  Requirement;  Change in Control. Your Ownership Requirement will lapse upon your termination  of  employment  for any reason.  In  addition,  all  Ownership  Requirements  lapse upon a Change in
Control.

             For  purposes  of the  Program,  a "Change in  Control"  will be deemed to have  occurred if (i) any
"person" or "group" (as such terms are used in Section 13(d) and 14(d) of the  Securities  Exchange Act of 1934),
other than employee or retiree benefit plans or trusts  sponsored or established by the Company or  International
Truck and Engine  Corporation  ("International"),  is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities  Exchange Act of 1934),  directly or indirectly,  of securities of the Company  representing
25% or more of the  combined  voting power of the  Company's  then  outstanding  securities;  (ii) the  following individuals  cease for any reason to constitute more than  three-fourths  of the number of directors then serving on the Board: individuals who, on the

                                                      E-13
                                                                                        EXHIBIT 10.34 (continued)

date hereof,  constitute  the Board and any new  director  (other than a director  whose  initial  assumption  of office is in connection  with an actual or threatened  election  contest,  including but not limited to a consent solicitation,  relating to election of directors of the Company)  whose  appointment  or election by the Board or nomination for election by the Company's  stockholders  was approved by the vote of at least  two-thirds (2/3) of the directors  then still in office or whose  appointment,  election or nomination  was previously so approved or recommended;  (iii) any dissolution or liquidation of the Company or  International or sale or disposition of all or  substantially  all (more than 50%) of the assets of the Company or of  International  occurs;  or (iv) as the result of, or in connection with, any cash tender offer,  exchange offer,  merger or other business  combination, sale of assets, proxy or consent  solicitation,  contested election or substantial stock accumulation (a "Control
Transaction"),  the members of the Board  immediately  prior to the first  public  announcement  relating to such
Control  Transaction shall  immediately  thereafter,  or within two years,  cease to constitute a majority of the
Board.  Notwithstanding  the foregoing,  the sale or disposition of any or all of the assets or stock of Navistar
Financial Corporation shall not be deemed a Change in Control.

            Ownership  Reporting and  Certification.  Participants  will be required to periodically file reports as to their  ownership  of shares of Stock under the  Program,  including  purchases,  sales or  dispositions  of
Stock.

ACQUISITIONS OF SHARES UNDER THE PROGRAM

            Overview.  The Program  includes a number of features to enable  Participants to acquire  shares,  as well as  features  to  encourage  Participants  to make a  substantial  and prompt  commitment  to meeting  their
Ownership Requirements.

         Company  Loans To Meet  Ownership  Requirements.  In accordance  with Section 402 of the  Sarbanes-Oxley
Act of 2002,  effective  July 30, 2002,  the Company will no longer extend or arrange for credit to  Participants to assist them in meeting their  Ownership  Requirements.  Any loans extended to  Participants  to assist them in meeting  their  Ownership  Requirements  prior to July 30,  2002 will be  grand-fathered  and remain in effect in accordance with the terms and conditions as contained in their promissory note.

            Acquisitions  From the Company.  The Program  provides for  acquisitions  of shares of Stock from the
Company,  by purchase and through the crediting of units  representing  shares as an incentive to Participants to promptly  acquire  shares to meet their  Ownership  Requirements.  A  Participant  may  acquire  shares  from the
Company as follows:

o        Salary  Reduction.  Up to four-fifths of your Ownership  Requirement may be satisfied by salary reduction.
             You may  purchase  units  representing  shares  ("Deferred  Shares") by electing to have your salary reduced,  on a pre-tax  basis,  over any period up to five  years.  You may elect to apply an amount between 10% and 50% of your future  monthly  salary to such  purchases.  Your  election must be made within 30 days after becoming  subject to the Program,  or if you are already  participating  in the
             Program,  your election to purchase Deferred Shares through salary reduction must be made at least 6 months in advance of the date your salary  reduction  is to begin.  In the event of a  promotion  in
             Pay Level that results in an increase in your  Ownership  Requirement,  you may increase an existing salary

                                                      E-14
                                                                                        EXHIBIT 10.34 (continued)

             reduction  election,  or make a salary  reduction  election if there is not one currently in effect, within 20 days of your being notified of the promotional  increase.  If you make a salary  reduction election,  you will acquire  Deferred Shares at the date your salary  reduction would otherwise have been paid to you in an amount  determined  by dividing (i) the amount of the salary  reduction to be applied to the  purchase  by (ii) the  average of the high and low prices of a share of Stock as set forth in the New York Stock Exchange  Composite  Transactions  listing  published in the Wall Street
             Journal or  equivalent  financial  publication  (the "Fair  Market  Value") on the date your  salary reduction  would have been  otherwise  payable  (or if that date is not a trading  day,  on the most recent  previous  trading date).  Deferred  Shares  acquired  through the application of your salary reduction  will vest  immediately,  but  vested  Deferred  Shares  generally  will not be settled by delivery of actual  Stock  until your  termination  of  employment  (as  described  below).  You may terminate  your election with respect to any future salary  reduction  that has not yet been applied to acquire Deferred Shares by giving six months advance notice to the Company.

o        Annual  Incentive  Payouts.  You may  purchase  Deferred  Shares by  electing  to have a portion of future annual  incentive  payments to which you may become entitled under any plan of the Company  applied, on a pre-tax  basis,  to such  purchases.  You may elect to apply an amount  between 50% and 100% of your future annual  incentives to such  purchases.  Your election may be made on an annual basis and must be made prior to January 1st of each fiscal year. If you make this  election,  you will acquire
             Deferred Shares at the date an annual incentive  payment would otherwise be made to you in an amount determined by dividing the amount of the annual  incentive to be applied to the purchase by the Fair
             Market  Value of  Deferred  Shares  at the date the  annual  incentive  would  have  been  otherwise payable.  Deferred Shares acquired  through the  application of annual  incentive  payouts will vest immediately,  but vested Deferred  Shares  generally will not be settled by delivery of actual Stock until your termination of employment (as described below).

o        Premium  Shares.  Units  representing  shares  ("Premium  Shares")  will be credited to an account for the
             Participant as a reward for certain acquisitions of shares, as follows:

-        To the extent any shares  comprising  your  Initial  Ownership  Requirement  consist of  restricted  Stock awarded by the Company or are  purchased  on or before the 60th day after you become  subject to the  Program  in the open  market or from the  Company  (including  by  exercise  of  options or
                 Deferred  Shares  acquired by salary  reduction)  using  personal funds or funds obtained from a source  other  than the  Company,  you will be  credited  (as of the 60th day after  you  become subject to the Program)  with a number of Premium  Shares  equal to 15% of such  shares.  To the extent any shares  comprising your Second  Ownership  Requirement  (less your Initial  Ownership
                 Requirement)  consist of  restricted  Stock awarded by the Company or are purchased on or before the 18th month  after the date you become  subject to the Program in the open market or from the
                 Company  (including by exercise of options or Deferred Shares  acquired by salary  reduction but excluding  Deferred Shares acquired by elective  deferral of annual  incentive  payments and all
                 Premium  Shares),  you will be credited (as of the 18th month after the date you become  subject to the Program) with a number of Premium  Shares equal to 25% of such shares.  To the extent any shares comprising your Final Ownership

                                                      E-15
                                                                                        EXHIBIT 10.34 (continued)

                Requirement (less your Second Ownership  Requirement)  consist of restricted Stock awarded by the
                Company or are  purchased  on or before the 36th month  after the date you become  subject to the
                Program,  in the open  market or from the Company  (including  by exercise of options or Deferred
                Shares  acquired by salary  reduction  or elective  deferral of annual  incentive  payments,  but excluding  all Premium  Shares),  you will be  credited  (as of the 18th month after the date you become subject to the Program) with a number of Premium Shares equal to 25% of such shares.

-        Deferred  Shares  acquired by salary  reduction  will be counted as shares  owned by the  Participant  for purposes of determining a Participant's eligibility to earn Premium Shares.

-        If you acquire  Deferred  Shares as a result of your election to apply 50% of any future annual  incentive payment toward their purchase,  you will be credited with a number of Premium Shares equal to 5%
                 of the number of Deferred  Shares so  acquired;  if you acquire  Deferred  Shares as a result of your election to apply 100% of any future annual  incentive  payment toward their purchase,  you will be credited with a number of Premium  Shares equal to 15% of the number of Deferred  Shares so acquired;  and if you acquire Deferred Shares as a result of your election to apply more than
                 50% but less than 100% of any future annual  incentive  payment toward their purchase,  you will be credited with a number of Premium  Shares  determined  by  interpolating  on a  straight-line basis between 5% and 15% of the number of Deferred  Shares so acquired.  Premium Shares credited to you in  connection  with an  annual  incentive  will be  credited  as of the date the  annual incentive would have been otherwise payable.

             Terms of Deferred Shares and Premium Shares.  Deferred Shares and Premium Shares will be credited to a  Participant's  account in whole shares  (rounded down to the nearest whole number).  For each such Deferred or
Premium Share credited to a Participant's  account on a record date for a dividend,  a dollar amount will be paid to the  Participant at the dividend  payment date equal to the amount of dividends  paid on one share;  provided, however,  that the Committee on Compensation and Governance may require any  extraordinary  dividend to be deemed reinvested  in  additional  Deferred  Shares or Premium  Shares (as the case may be) at the Fair Market  Value of shares at the dividend  payment date.  Deferred  Shares and Premium  Shares may not be transferred or disposed of by a Participant.

             All Premium Shares are forfeitable  until such time as they have vested.  In the event the Committee on  Compensation  and  Governance  elects  to  require  an  extraordinary  dividend  to be deemed  reinvested  in additional  Deferred Shares or Premium Shares,  such Deferred Shares and Premium Shares acquired through dividend reinvestment on unvested Deferred Shares and unvested Premium Shares  ("Original  Shares") will vest at the times and in proportion to the vesting of the Original  Shares.  Deferred  Shares and Premium Shares  acquired  through dividend  reinvestment on vested Deferred Shares and vested Premium Shares will be immediately  vested.  Deferred
Shares  acquired by application of salary  reduction or by  application  of annual  incentive  payments are fully vested (i.e., non-forfeitable) at all times.

                                                      E-16
                                                                                        EXHIBIT 10.34 (continued)

             Except as  described  above with  respect to  extraordinary  dividends  deemed to be  reinvested  in additional  Premium Shares,  Premium Shares vest in equal  installments on each of the first three  anniversaries of the date on which they are credited,  or earlier upon the  occurrence of a Change in Control or termination of employment  due to death,  disability,  or retirement  approved in advance by the Committee on  Compensation  and
Governance.  In the event a  Participant's  employment  with the Company or its  subsidiaries  terminates for any reason,  any unvested  Deferred Shares and unvested Premium Shares shall be immediately  forfeited.  In addition, in the event a  Participant  sells or otherwise  disposes of other  purchased  shares in respect of which Premium
Shares were  credited,  all of the  Participant's  unvested  Premium  Shares shall be  immediately  forfeited.  A
Participant  shall not be treated as having sold or otherwise  disposed of  purchased  shares in respect of which
Premium  Shares were  credited  unless he or she has sold or disposed of shares in excess of the number of his or her shares in respect of which no Premium Shares were credited.

             Each vested  Deferred  Share and each vested  Premium Share will be settled by delivery of one share of Stock.  Such settlement  shall occur within ten days after a  Participant's  termination of employment (or, in the case of a  Participant  who  retires,  such  later  date as may have  been  elected  by a  Participant  under procedures approved by the Program  administrator);  provided,  however,  that settlement shall be accelerated to the date  immediately  prior to a Change in Control  (subject  to any  deferral  of  settlement  as may have been elected by a Participant under procedures approved by the Program administrator).

             Deferred  Shares and  Premium  Shares  will be  appropriately  adjusted by the Board in the event of stock  splits,  stock  dividends  and  other  extraordinary,  special,  and  non-recurring  dividends,  and other extraordinary corporate events.

             Right to Put Shares to the Company.  A Participant  under the Program has the right, in the event of a Change in  Control  by action of the UAW or the  Supplementary  Trust,  to "put" to the  Company  any shares of
Stock acquired by the  Participant on and after the date such  Participant  becomes subject to the Program (other than Premium  Shares) and owned under the Program  immediately  prior to the Change in Control,  on the following terms and  conditions  (the "Put Right").  The Put Right  represents a right of the  Participant  to sell, and an obligation of the Company to buy, each share of Stock (other than a Premium  Share)  acquired  under the Program, exercisable by the  Participant  during a period of 30 days following such Change in Control (as defined  above).
The purchase price ("strike  price")payable  by the Company to the  Participant  for each share to be sold to the
Company  upon a  Participant's  exercise  of the  Put  Right  shall  equal  the  amount  paid  per  share  by the
Participant;  provided,  however, that if the Participant exercises the Put Right as to all shares purchased with a loan from the Company under the Program,  the purchase  price for such shares shall be deemed to be the greater of the aggregate  purchase price of such shares or the unpaid balance  (principal  plus accrued  interest) on the loan,  and such  purchase  price shall be applied to the  repayment in full of such unpaid loan balance (with any remaining amount paid to the Participant together with interest thereon as specified in their promissory note).

             The  Participant  may exercise the Put Right as to all or less than all of the shares subject to the
Put Right, and shall identify such shares in a manner  sufficient to identify the original  purchase price of the shares as to which the Put Right is exercised.

                                                      E-17
                                                                                        EXHIBIT 10.34 (continued)

             Notwithstanding  the  Company's  power to  terminate  or amend  the  Program,  the  Company  may not terminate or amend the Put Right  following a Change in Control in a manner adverse to a Participant  without his or her written consent.

MARKET PRICE RANGE

             For the three years ending  December 31, 2001, the high and low sales price for the Company's  Stock for the periods indicated was as follows:

                                                                              Stock Price
                                   Year Ending                        High                   Low
                                December 31, 2001                   $ 41.20                $ 21.78
                                December 31, 2000                   $ 48.00                $ 18.25
                                December 31, 1999                   $ 56.25                $ 27.13

             Prior to  investing  in the  Stock,  Participants  are  encouraged  to  obtain  current  information concerning the price of the Stock:

RISK FACTORS

OWNERSHIP OF THE STOCK INVOLVES  CERTAIN RISKS.  PARTICIPANTS  SHOULD CAREFULLY  CONSIDER THE FOLLOWING  FACTORS AS
WELL AS OTHER  INFORMATION  INCLUDED IN THIS  MEMORANDUM  BEFORE  MAKING AN  INVESTMENT IN THE STOCK OFFERED BY THE
PROGRAM.

The Company's Profitability Could Suffer Due to the Considerable Volatility of the Markets in Which It Competes

         The  Company's  ability to be  profitable  depends in part on the varying  conditions in the medium truck, heavy truck,  severe service vehicles,  school bus, mid-range diesel engine and service parts markets.  The markets in which the Company  competes is subject to  considerable  volatility.  Such markets move in response to cycles in the overall  business  environment  and are  particularly  sensitive to the industrial  sector,  which  generates a significant  portion of the  freight  tonnage  hauled.  Truck and engine  demand  also  depend on general  economic conditions, interest rate levels and fuel costs.

The Company Operates in the Highly Competitive North American Truck Market, Which May Require It to Discount Its
Prices, Thereby Lowering the Company's Margins

         The North  American  truck  market in which the Company  competes  is highly  competitive.  The  Company's
major  U.S.   domestic   competitors   include   PACCAR,   Ford  and  General  Motors   Corporation,   as  well  as
foreign-controlled  domestic  manufacturers,  such as Freightliner (Daimler Chrysler),  Sterling (Daimler Chrysler)
and Mack/Volvo.  In addition,  manufacturers from Japan such as Hino (Toyota),  Isuzu,  Nissan and Mitsubishi,  are attempting to increase  their North  American sales levels.  The intensity of this  competition,  which is expected to continue,  results in price  discounting and margin pressures  throughout the industry and adversely affects the
Company's  ability to  increase  or  maintain  vehicle  prices.  Many of the  Company's  competitors  have  greater financial resources than it, which may place the

                                                       E-18
                                                                                        EXHIBIT 10.34 (continued)

Company at a competitive  disadvantage in responding to substantial  industry  changes.  These industry changes may include  changes in governmental  regulations  that require major  additional  capital  expenditures.  In addition, certain of the Company's competitors may have lower overall labor costs.

The Company's Business May be Adversely Impacted by Work Stoppages and Other Labor Relations Matters

         The Company is subject to risk of work stoppages and other labor  relations  matters because its workforce is highly  unionized.  Any prolonged  work stoppage or strike at any one of the Company's  principal  manufacturing facilities could have a negative impact on its business, financial condition and results of operations.

The Loss of Ford, the Company's Largest Customer, Would Have a Negative Impact on the Company's Business,
Financial Condition and Results of Operations

         Ford accounted for  approximately  21% of Company revenues during fiscal 2001, 18% for fiscal 2000 and 17%
for fiscal 1999. In addition,  Ford  accounted  for  approximately  82%, 76% and 75% of Company  diesel engine unit volume in fiscal 2001,  fiscal 2000 and fiscal 1999,  respectively.  Although the Company has agreements  with Ford that continue  through  2012,  these  agreements  provide that it will supply Ford's  requirements  for  particular models,  rather  than for  manufacturing  a specific  quantity  of  products.  The loss of Ford as a customer  or a significant  decrease in demand for the models or a group of related  models that utilize  Company  products  would have a negative impact on the Company's business, financial condition and results of operations.

The Failure to Meet the Company's Future Capital Requirements Would Hinder Company Product Development Initiatives

         The Company's current product  development  initiatives,  including its next generation  vehicle,  or NGV, and next  generation  diesel  engine,  or NGD,  programs,  will  require  significant  capital to fund  development activities  and capital  expenditures.  Historically,  the Company has relied on cash  balances,  cash  provided by operations  and  borrowings to meet the Company's  funding  requirements.  The amount of cash  generated by Company business  varies with industry  volumes in the medium and heavy truck  markets.  No assurance can be given that the
Company will have the cash  balances  necessary to implement  the NGV or NGD programs and to meet its other capital requirements  or that  financing  will be available  or, if  available,  that it will be available on  satisfactory terms.  The future  availability  of financing  will depend on many  factors,  including  the  Company's  earnings, credit  ratings,  the outlook for truck industry  demand and the capital  resources of financial  institutions.  In addition,  restrictive  covenants in the Company's  financing  agreements  may limit how much debt financing it can raise,  and a need to  preserve  its net  operating  losses may limit our  ability to raise  equity  financing.  If adequate funds are not available,  the Company may be required to cut back or discontinue  its product  development or capital improvement programs.

                                                      E-19
                                                                                        EXHIBIT 10.34 (continued)

The Costs Associated With Complying With Environmental and Safety Regulations Could Lower the Company's Margins

         Truck  and  engine  manufacturers  continue  to face  heavy  governmental  regulation  of their  products, especially  in the areas of  environment  and safety.  As a diesel  engine  manufacturer,  the Company has incurred research,  development  and  tooling  costs  to  design  its  engine  product  lines  to  meet  new  United  States
Environmental  Protection  Agency,  or EPA, and California Air Resources  Board, or CARB,  emission  standards.  In addition,  the  Company  expects to  continue  to incur  research,  design  and  tooling  costs to achieve  further reductions in  ozone-causing  exhaust  emissions by 2004 in accordance  with the  settlement  agreement the Company entered  into with the EPA and CARB . The  Company  expects  that its  diesel  engines  will be able to meet all of these standards within the required time frames.

         Truck  manufacturers  also are subject to various  noise  standards  imposed by  federal,  state and local regulations,  and to the National  Traffic and Motor Vehicle Safety Act and Federal Motor Vehicle Safety  Standards
promulgated by the National Highway Traffic Safety Administration.

            Complying  with such laws and  regulations  has added and will continue to add to the cost of Company products,  and increases the  capital-intensive  nature of the Company's business.  If the present level of price competition  continues,  it may become increasingly  difficult for manufacturers of engines and trucks to recover these costs and, accordingly, lower margins may result.

The Company Has Significant Underfunded Postretirement Obligations

         The Company has significant  underfunded  postretirement  obligations.  In the event the Company's pension plans are terminated for any reason and plan assets are  insufficient to meet guaranteed  liabilities,  the Pension
Benefit  Guaranty  Corporation,  or PBGC,  may have a right to take over  these  plans as their  administrator  and trustee.  In this event, the actual present value of guaranteed  pension  liabilities may be determined in a manner different from that used by the Company to determine its unfunded vested pension  liability,  which  determinations could  result in a higher  level of  underfunding.  Subject  to  certain  limitations,  the PBGC would have a claim against  the Company to the extent that plan assets were not  sufficient  to meet the  actuarial  present  value of guaranteed liabilities.

The Company's Ability to Use Net Operating Loss Carryovers to Reduce Future Tax Payments may be Limited if There
is a Change in Ownership of the Company

         Currently  there is no annual  limitation  on the  Company's  ability to use NOLs to reduce  future income taxes.  However,  if an  ownership  change as defined in  Section  382 of the  Internal  Revenue  Code of 1986,  as
amended,  occurs with respect to the Company's  capital stock, its ability to use NOLs would be limited to specific annual  amounts.  Generally,  an ownership  change occurs if certain  persons or groups  increase  their  aggregate ownership by more than 50 percentage points of our total capital stock in any three-year period.

        If an  ownership  change  occurs,  the  Company's  ability to use domestic  NOLs to reduce  income taxes is limited to an annual  amount based on the Company's  fair market value  immediately  prior to the ownership  change multiplied by the long-term tax-exempt interest rate.  The long-term tax-exempt

                                                       E-20
                                                                                        EXHIBIT 10.34 (continued)

interest rate is published  monthly by the Internal  Revenue  Service.  NOLs that exceed the Section 382 limitation in any year continue to be allowed as  carryforwards  for the remainder of the 15- or 20-year  carryforward  period and can be used to offset  taxable  income for years within the carryover  period subject to the limitation in each year.  The Company's use of new NOLs arising after the date of an ownership change would not be affected.

        It is  impossible  for us to ensure that an  ownership  change will not occur in the future.  In  addition, the  Company may decide in the future that it is  necessary  or in its  interest  to take  certain  actions,  which result in an ownership  change.  If a more than 50% ownership  change were to occur,  use of the Company's  NOLs to reduce  payments of federal income tax may be deferred to later years within the 15- or 20-year  carryover  period, or, if the  carryover  period for any loss year expires,  the use of the  remaining  NOLs for the loss year will be prohibited.

Anti-takeover Effect of Certain Charter and Statutory Provisions

         The Company's  certificate of  incorporation  provides that the affirmative vote of holders of the greater of (a) a  majority  of the  voting  power of all  common  stock or (b) at least 85% of the  shares of common  stock present at a meeting is required to approve certain mergers and  consolidations  or a sale of all or  substantially all of the  Company's  assets,  or a  supermajority  transaction.  Accordingly,  any  holder  of 15% or more of the aggregate  outstanding  common  stock  represented  at any  meeting  of  shareowners  will  be able  to  block  any supermajority  transaction.  The Company's  certificate of incorporation and by-laws also contain  provisions which
(1) permit the Company to issue  so-called  "flexible"  preferred  stock,  (2) provide  for a  classified  board of directors  (which has the effect under  Delaware law of  precluding  shareowners  from removing  directors  without cause),  (3) limit the filling of board vacancies to the remaining  directors,  and (4) prohibit  shareowners  from taking action by written  consent or calling  special  meetings.  The Company also is subject to Section 203 of the
Delaware General  Corporation Law, or DGCL, which restricts it from engaging in certain business  combinations with
"interested  stockholders." The fact that the Company's  utilization of its net operating losses could be adversely affected by a change of control also could have an anti-takeover effect.

         Although not intended,  the foregoing  provisions  may adversely  affect the  marketability  of the common stock by  discouraging  potential  investors from acquiring  stock of the Company.  In addition,  these  provisions could delay or frustrate the removal of incumbent  directors and could make more  difficult a merger,  tender offer or proxy contest  involving the Company,  or impede an attempt to acquire a significant or controlling  interest in the Company, even if such events might be beneficial to the Company and its shareowners.

Possible Volatility of the Company Share Price Increases the Risk of Your Investment

         Numerous factors may  significantly  affect the market price for the Company's common stock.  Such factors include  the  announcement  of new  products or other  strategic  initiatives  by the  Company or its  competitors, technological  innovations by the Company or its competitors,  the growth and expansion of the Company's  business, trends and  uncertainties  affecting the truck  manufacturing  industry as a whole,  issuances and  repurchases  of common stock,  quarterly  variations in the Company's  operating  results or the operating results of the Company's competitors,  investors'  expectations  of the Company's  prospects,  changes in earnings  estimates by analysts or reported results that vary materially from such

                                                       E-21
                                                                                        EXHIBIT 10.34 (continued)

estimates and general economic and other conditions,  including the cyclical nature of the Company's  business.  In addition,  in recent years the stock market has experienced extreme price  fluctuations.  This volatility has had a substantial  effect on the market  prices of  securities  issued by many  companies  for reasons  unrelated  to the operating  performance of the specific  companies.  These broad market fluctuations may adversely affect the market price of the common stock.

FEDERAL INCOME TAX CONSEQUENCES

             Shares  purchased in the open market or from the Company  under the Program with  personal  funds or the  proceeds of a loan,  which are held in the form of actual  shares,  will  represent  share  ownership by the
Participant,  so that gains or losses  realized  upon the  ultimate  disposition  of such  shares will be capital gains or losses to the  Participant.  Deferred  Shares and Premium  Shares  will be rights  acquired on a pre-tax basis,  so that their  settlement  by issuance  and  delivery  of shares  will  result in ordinary  income to the
Participant  equal to the then-fair  market value of the shares  delivered.  Employment taxes (FICA and Medicare)
will be due and payable when Deferred  Shares and Premium  Shares vest,  even though income tax liability will be deferred  until shares are  delivered.  Interest on a Company loan will be treated as  "investment  interest" and will be deductible by a Participant when paid,  subject to the limitations  applicable to "investment  interest."
Deloitte  &  Touche  LLP has  rendered  an  opinion  that the  exercise  of a Put  Right  will  not  result  in a
Participant's  recognition  of  income,  gain or loss to the extent the  amount  paid by the  Company  equals the amount paid per share by the Participant.

             The foregoing is a general  summary of certain  Federal income tax  consequences.  Participants  are urged to consult  their  personal tax advisors  regarding  the tax  consequences  of their  participation  in the
Program.

OTHER INFORMATION

             Administrator.  The Program is administered by the Company's Senior Vice President,  Human Resources
and Administration.

             Program Not Otherwise  Tax-Qualified  or Subject to ERISA.  The Program is not qualified  under Code
Section  401(a) and is intended to qualify for the "top hat"  exemption  from the  requirements  of the  Employee
Retirement Income Security Act of 1974, as amended.

             Registration:  Additional Information.  On June 16, 1997, the Company filed a registration statement on Form S-8 (the  "Registration  Statement") with the Securities and Exchange  Commission (the "SEC") registering under the Securities Act of 1933, as amended (the  "Securities  Act"), the offer and sale of up to 650,000 shares in connection with the Program.

             Certain  documents  filed by the Company with the SEC under the Securities  Exchange Act of 1934, as amended (the  "Exchange  Act"),  before the Company  filed the  Registration  Statement,  including the Company's then-most recent Annual Report on Form 10-K, as well as periodic reports,  current reports,  and proxy statements filed after the date of such Registration Statement, are

                                                      E-22
                                                                                        EXHIBIT 10.34 (continued)

incorporated by reference into the  Registration  Statement.  These documents are also  incorporated by reference into this memorandum and form part of the prospectus for the Program under the Registration Statement.

            The Company may from time to time update this  memorandum  to reflect  material  changes  relating to the Program.  Such updated  information,  which will be delivered to Officers and Senior Managers  subject to the
Program,  should be read in  conjunction  with this  memorandum  and the  other  documents  that form part of the prospectus  for the Program,  except to the extent that  statements in this  memorandum  and the other  documents have been modified or superseded by statements in a subsequent  memorandum or other document  forming part of the prospectus for the Program.

            The Company will provide  without charge to each person  subject to the Program,  upon the written or oral request of such person,  a copy of any or all of the  documents  incorporated  by reference  herein  (except that  exhibits to such  documents  will not be provided  without  charge  unless such  exhibits are  specifically incorporated by reference into such  documents),  a copy of any or all other documents  constituting  part of the prospectus  for the  Program  previously  delivered  to such  person,  and a copy of any or all  other  documents required to be delivered to such persons by SEC rules.  Such requests,  and requests for  additional  information about the Program and its administrator, should be directed to:

                                       Navistar International Corporation
                                       4201 Winfield Road
                                       Warrenville, Illinois 60555
                                       (630) 753-2149

            The Company  will  deliver to each person to whom  offers and sales are made under the  Program,  who otherwise  does  not  receive  such  material,  copies  of  all  future  reports,  proxy  statements,  and  other communications  distributed  to its  shareowners,  generally  no later  than the time  such  material  is sent to shareowners.

                                                      E-23